Exhibit 99.1


       Universal Technical Institute, Inc. Reports 30% Revenue Growth and
                   41% Net Income Improvement for Fiscal 2004

    PHOENIX, Dec. 1 /PRNewswire-FirstCall/ -- Universal Technical Institute, Inc. (NYSE: UTI), a provider of technical education training, today announced financial results for the fourth quarter and fiscal year ending September 30, 2004.

    Fiscal 2004 Fourth Quarter Operating Performance
    Net revenues for the fourth quarter of fiscal 2004 were $69.5 million, a 26.7% increase from $54.9 million for the same quarter last year. The significant growth drivers during the fourth fiscal quarter were higher average student enrollments and tuition increases.
    Income from operations for the fourth quarter of fiscal 2004 was $11.7 million compared to $9.3 million for the fourth quarter of fiscal 2003. The year over year increase relates primarily to growth in overall revenue and efficiencies in selling, general and administrative costs. The increase in income from operations was partially offset by expansion costs throughout the year, at the company's new Exton, PA campus and the addition of an automotive program at the existing Orlando, FL campus as well as additional costs related to operating as a public company.
    Operating margin for the fourth quarter of fiscal 2004 was 16.9%, and was flat when compared to the same period last year. Costs associated with the expansion of Exton, PA, and the addition of the Orlando automotive program, together totaled approximately $2.0 million and represented approximately 2.9% of revenue for the fourth fiscal quarter of 2004. Favorable results at maturing campuses offset a significant portion of the fiscal 2004 fourth quarter's expansion related costs.
    Net income for the fourth quarter of fiscal 2004 was $6.7 million, or $0.23 per diluted share, a 27.4% increase from net income of $5.2 million, or $0.16 per diluted share, for the same quarter in fiscal 2003. The company's number of weighted average diluted shares outstanding increased in the fourth quarter of fiscal 2004 to 28.4 million shares from 14.7 million shares for the fourth quarter in 2003. The increase in weighted average diluted shares as compared to the 2003 fourth quarter is partially attributable to the issuance of 3.3 million shares in connection with the company's initial public offering completed in December 2003. In addition, 10.3 million shares were excluded from the fourth quarter 2003 share count because they were antidilutive.

    Fiscal 2004 Operating Performance
    Net revenues for the year ended September 30, 2004 were $255.1 million, a 29.9% increase from $196.5 million for the same period in the previous year. Income from operations for the year ended September 30, 2004 was $50.1 million, a $14.0 million increase or 38.6%, as compared to income from operations of $36.2 million for the previous year. Operating margin for the fiscal year ended September 30, 2004 was 19.6%, up 1.2 percentage points compared to 18.4% for the prior fiscal year. Net income for the year ended September 30, 2004 was $28.8 million or $1.04 per diluted share, a 41.4% increase from net income of $20.4 million or $0.79 per diluted share, for the fiscal year ended September 30, 2003.
    "Fiscal 2004 was a year of solid execution and growth for UTI," said Kimberly McWaters, President and Chief Executive Officer of Universal Technical Institute, Inc. "Our performance reflects a 35% increase in student capacity as compared to the beginning of our fiscal year, supporting a 24% increase in average students for the year. During this period of growth, we successfully opened our Exton, PA campus, launched a new automotive training program at our Orlando campus and increased capacity at four of our existing campuses. Our industry-oriented business model continued to expand with the addition of our new Toyota T-PAT program. We remain committed to our industry customers and students, providing quality education and meaningful outcomes to both. We look forward to the successful opening of our new campuses in Boston and Sacramento in the upcoming year."

    Balance Sheet
    At September 30, 2004, the company had $42.6 million in cash and cash equivalents compared with $8.9 million at the end of fiscal 2003. On December 17, 2003, the company completed its initial public offering of common stock, raising net proceeds of approximately $59.0 million. During April 2004, the company completed a follow-on offering of common stock. The company did not receive any proceeds from the follow-on offering.
    At September 30, 2004, the company had shareholders' equity of $55.0 million, compared with shareholders' deficit of $83.2 million at the end of fiscal 2003. Cash flow provided from operations was $47.7 million for the year ended September 30, 2004 compared with $36.4 million for the previous year.

    Student Enrollment Data
    Average undergraduate enrollment for the three months ended September 30, 2004 was 14,048 students, an increase of 21.3% from 11,582 students for the same period a year ago. Average undergraduate enrollment for the year ended September 30, 2004 was 13,076, an increase of 23.7% from 10,568 for the same period a year ago.
    Undergraduate enrollment at the end of the fourth quarter of fiscal 2004 was 15,212 students, compared with 12,561 students at the end of the fourth quarter of fiscal 2003.

    Business Outlook
    The following statements are based on Universal Technical Institute, Inc.'s current expectations. These statements are forward-looking, and actual results may differ materially as a result of factors more specifically referenced below. The company undertakes no obligation to update these expectations.

    Fiscal Year Ending September 30, 2005
    The company is targeting a 20% to 22% increase in net revenue for the year ending September 30, 2005 as compared to the prior year. The company is currently planning to open one new campus in Boston, MA during the fourth quarter of fiscal 2005 with an additional campus opening in Sacramento, CA the first half of fiscal 2006. A full year of pre-opening costs are anticipated to be incurred for the Boston facility and a partial year of costs are anticipated to be incurred related to the Sacramento facility. A significant portion of these costs directly relate to building a backlog of potential students that supports strong fall classes at the planned campus openings.
The company expects to report net income margins for fiscal 2005 ranging from 10.5% to 11.0%. The company is raising guidance for two primary reasons. The company has identified approximately $2.0 million of costs related to our Sacramento facility that can be delayed and timed to coordinate with the anticipated opening during the first half of fiscal 2006. In addition, the company's student population is trending higher than originally planned as a result of strong starts at its locations in California, Illinois and Pennsylvania. The majority of additional net income is expected to occur during the fourth fiscal quarter of 2005, coinciding with the company's peak average student enrollment for the year. The targets include pre-opening costs for new locations as described above, as well as costs associated with the company's fiscal 2005 Sarbanes-Oxley compliance program. The planned campus openings during fiscal 2005 and 2006 will alleviate capacity constraints in the company's current structure, as well as allow for future growth of the company.

    Fiscal Year Ending September 30, 2006
    Looking further ahead, the company expects to sustain revenue growth in the 20% to 25% range. The company anticipates this growth will come from three primary sources:
     *  Enrollment growth in the mid to high teens per year;
     *  Program extension and new elective growth; and
     *  Tuition increases of approximately 3% to 5% per year.

    Looking forward to September 30, 2006 net income margins are anticipated to return to fiscal 2004 levels of 11.0% to 11.5%. The margin improvement is expected to be driven by efficient capacity utilization combined with constant attention to cost controls. As new locations are added, the rate of margin improvement may slow or there may be slight margin compression. In the event that two campuses are opened within a twelve month period, margins may be lower for several quarters as the new locations grow their student populations.

    Conference Call
    Management of Universal Technical Institute, Inc. will hold a conference call to discuss its fiscal 2004 fourth quarter and fiscal year end results today at 3:00 p.m. Mountain (5:00 p.m. Eastern). Investors are invited to listen to the call live at www.uticorp.com. Please access the web site at least 15 minutes early to register, download and install any necessary audio software. A replay of the call will be available on the Investor Relations section of UTI's website and will be archived for 90 days.

    About Universal Technical Institute
    Universal Technical Institute, Inc. is a provider of technical education training for students seeking careers as professional automotive, diesel, collision repair, motorcycle and marine technicians. The company offers undergraduate degree, diploma and certificate programs at eight campuses across the United States, and manufacturer-sponsored advanced programs at 22 dedicated training centers. Through its campus-based school system, Universal Technical Institute, Inc. offers specialized technical education programs under the banner of several well-known brands, including Universal Technical Institute (UTI), Motorcycle Mechanics Institute and Marine Mechanics Institute (MMI) and NASCAR Technical Institute (NTI).

    Statements in this press release concerning the future business, operating results and financial condition of the company are "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based upon management's current expectations and are subject to a number of uncertainties that could cause actual performance and results to differ materially from the results discussed in the forward-looking statements. Factors that could affect the company's actual results include changes to federal and state educational funding, construction delays for new or expanding campuses, possible failure or inability to obtain regulatory consents and certifications for new or expanding campuses, potential increased competition, changes in demand for the programs offered by the company, increased investment in management and capital resources, and the effectiveness of the company's recruiting, advertising and promotional efforts. Further information on these and other potential factors that could affect the company's financial results or condition may be found in the company's filings with the Securities and Exchange Commission, all of which are incorporated herein by reference. The company undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.


               UNIVERSAL TECHNICAL INSTITUTE, INC. AND SUBSIDIARIES
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                     (In thousands, except per share amounts)

                                   Three Months Ended   Twelve Months Ended
                                     September 30,         September 30,
                                    2004      2003       2004       2003

    Net Revenues                   $69,475   $54,853   $255,149   $196,495

    Operating expenses:
      Educational services and
       facilities                   33,522    25,892    116,730     92,443
      Selling, general and
       administrative               24,204    19,698     88,297     67,896
        Total operating expenses    57,726    45,590    205,027    160,339
    Income from operations          11,749     9,263     50,122     36,156

    Other expense (income):
      Interest income                 (157)     (120)      (328)      (475)
      Interest expense                 164       969      1,359      4,133
      Other expense (income)           382      (234)     1,134       (234)
        Total other expense            389       615      2,165      3,424
    Income from continuing
     operations and before
     income taxes                   11,360     8,648     47,957     32,732
    Income tax expense               4,684     3,409     19,137     12,353
    Net income                       6,676     5,239     28,820     20,379
    Preferred stock dividends           --     2,979        776      6,413
    Net income available to
     common shareholders            $6,676    $2,260    $28,044    $13,966


    Earnings per share:
    Net income per share
     - basic                         $0.24     $0.16      $1.14      $1.03
    Net income per share
     - diluted                       $0.23     $0.16      $1.04      $0.79

    Weighted average number
     of common shares
     outstanding:
    Basic                           27,775    13,872     24,659     13,543
    Diluted                         28,416    14,690     27,585     25,051

    Other Data:
    Depreciation and amortization   $2,523    $1,906     $8,832     $6,382
    Number of campuses                   8         7          8          7
    Average undergraduate
     enrollments                    14,048    11,582     13,076     10,568


                                               For the Period Ended
                                     September 30, 2004  September 30, 2003
    Balance Sheet Data:
    Cash and cash equivalents              $42,602              $8,925
    Current assets                         $77,128             $31,819
    Working capital                         $6,612            $(29,240)
    Total assets                          $136,316             $84,099
    Total long-term debt                        $6             $53,476
    Total debt                                 $43             $57,336
    Redeemable convertible preferred stock     $--             $47,161
    Total shareholders' equity (deficit)   $55,025            $(83,152)


SOURCE  Universal Technical Institute, Inc.
    -0-                             12/01/2004
    /CONTACT: Jennifer Haslip, Senior Vice President and CFO of Universal Technical Institute, Inc., +1-623-445-9402; or general information, Laurie Berman, +1-310-854-8315, or investor/analyst information, Jill Fukuhara, +1-310-854-8312, both of Financial Relations Board, for Universal Technical Institute, Inc./
    /Web site:  http://www.uticorp.com /
    (UTI)

CO:  Universal Technical Institute, Inc.
ST:  Arizona
IN:  CPR EDU
SU:  ERN ERP CCA